Vellmer & Chang
    Chartered Accountants

   505-815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
604-678-6883
Fax: 604-687-3778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 10, 2006, with respect to the balance sheets of Colombia Goldfields Ltd. as at December 31, 2005 and 2004 and the related statements of stockholders' deficiency, operations and cash flows for the years then ended and for the cumulative period from March 25, 2003 (date of inception) to December 31, 2005, included in the filing of the registration Statement Form SB-2 (Post-Effective Amendment No. 1), dated January 16, 2007.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

"Vellmer & Chang"
Vancouver, British Columbia Canada January 16, 2007	Chartered Accountants